T Stamp Inc. - Nasdaq: IDAI
(“Trust Stamp” or “The Company’)
Trust Stamp announces the closing of two strategic M&A transactions
Atlanta, Georgia, March 10, 2026: Trust Stamp, a global provider of AI-powered trust, identity and security solutions announced the closing of two M&A transactions: the acquisition of 100% of the outstanding share capital of Lexverify Ltd (https://www.lexverify.com/) effective February 26th, 2026, and the subscription for a 50% ownership interest in Cyberfish CyberPsychology Solutions Ltd. (https://thecyberfish.com) effective March 9th, 2026.
Trust Stamp, Lexverify and Cyberfish are all alumni of the highly selective UK National Cyber Security Center (NCSC) accelerator that is designed to identify and support technologies with significant potential to strengthen national and international cybersecurity resilience. NCSC is part of the British intelligence, cyber and security agency GCHQ, with a mission to help make the UK the safest place to live and work online.
Andrew Gowasack, President of Trust Stamp commented: “We believe each of these enterprises has unique and significant potential in their own right. But when we combine the technology, experience and resources that Trust Stamp can provide with the unique technology and expertise of the two organizations, we are in a position to benefit from powerful product development synergies and cross-selling opportunities. In particular, by combining Cyberfish’s expertise in building simulations of business disruption and crisis-management scenarios with Lexverify’s expertise in training and utilizing Large Language Models (“LLM”) we can create a new paradigm in LLM training focused on modeling and resolving highly customized risk scenarios for our clients and their industries.”

Gowasack further commented: “Another important benefit of these transactions is the addition of dynamic leadership level team members. Each of the CEOs will play a significant role in the overall Trust Stamp enterprise and I am excited to work with them as we pursue our ambitious goals for 2026.”

Berta Pappenheim, Founder and CEO of Cyberfish commented: "This is an exciting moment for CyberFish, but an even more important one for our customers and partners, as this partnership will bolster the mission we began seven years ago: making leadership teams crisis-ready through realistic, gamified crisis simulations delivered via our Dojo portal. We've worked with hundreds of cyber security decision makers from UK government departments, critical national infrastructure operators, and global enterprises. Trust Stamp's partnership will supercharge our portal and amplify our reach through the group's international presence, helping clients navigate an increasingly demanding compliance landscape: regulatory requirements, AI-driven supply chains, and global teams who need to build crisis readiness together. I'm grateful to the accelerator programmes, mentors, and supporters who believed in us along the way, and proud for CyberFish to be part of the Trust Stamp Group. I look forward to serving our clients together."

Dr. Cristian Gherhes, Co-Founder and CEO of Lexverify commented: We are incredibly excited to be joining Trust Stamp and unite our efforts in transforming the world of risk, compliance and privacy. From day one, our mission has been to make risk prevention as easy as spell checking, and we are very proud of what we have built over the last five years. Trust Stamp is leading the way in AI-powered, privacy-first digital identity and biometric authentication solutions, and our shared commitment to innovation makes this a very exciting next step in our journey. I look forward to working with the Trust Stamp team to create a world where secure, trusted identity is a universal human right.”

Inquiries:
Trust Stamp: shareholders@truststamp.ai
About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure assets and data and securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.
With team members from over twenty nationalities in ten countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).
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